Washington, DC 20001-3980 D: 202.383.0118 F: 202.637.3593

April 30, 2026

Board of Directors
Kansas City Life Insurance Company
3520 Broadway
Kansas City, Missouri 64111

Re:
Kansas City Life Variable Life Separate Account
File No. 333-150926

Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 24 to the Registration Statement on Form N-6 for Kansas City Life Variable Life Separate Account (File No. 333-150926).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

Eversheds Sutherland (US) LLP

/s/ Thomas E. Bisset
Thomas E. Bisset

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland.  For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.